Exhibit 10.8

Description of Nonemployee Director Compensation Policy

(Amended as of November 15, 2005)

The following describes the Company’s Compensation Policy for Nonemployee Directors (the “Policy”).

Pursuant to the Policy, all nonemployee Directors receive an annual fee of $25,000. In addition, the Chairman of the Company’s Board of Directors (the “Board”) receives an additional annual fee of $20,000, the Chairmen of the Audit Committee and the Compensation Committee of the Board receive an additional annual fee of $10,000 each, and the Chairman of the Nominating and Corporate Governance Committee of the Board receives an additional annual fee of $5,000. Thus, the Chairman of the Board and the Chairmen of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee will receive aggregate annual fees of $45,000, $35,000, $35,000 and $30,000, respectively. Annual fees are payable quarterly in advance.

In addition, each nonemployee Director receives a $2,000 fee for each Board meeting attended, and each member of a Board Committee receives an additional $1,000 fee for each Committee meeting attended. A payment will be made only for a meeting where minutes of that meeting are prepared. Nonemployee Directors also receive reimbursement for their reasonable out-of-pocket costs of attending Board and Committee meetings.

Nonemployee Directors receive an initial grant of 40,000 stock options upon joining the Board (the “Initial Grant”). An additional grant of 40,000 stock options is also made to any nonemployee Director who becomes Chairman of the Board (the “Chairman Grant”). Each nonemployee Director receives an annual grant of 20,000 stock options (the “Annual Grant”) on the annual option grant date for officers and employees of the Company, except for the Chairman of the Board, who receives an annual grant of 30,000 stock options. Beginning with the grants for 2006, which are expected to be made in early 2007, the annual grant for the Chairman of the Board will be reduced to 25,000 stock options and the annual grant for all other nonemployee Directors will be reduced to 15,000 stock options.

The options granted to nonemployee Directors are nonqualified stock options, and have an exercise price equal to the mean between the high and low sales prices of the Company’s Common Stock as quoted on The Nasdaq Stock Market on the grant date. Each Initial Grant and Chairman Grant generally vests on a monthly basis over the 24 months immediately following the grant date, and each Annual Grant generally vests on a monthly basis over the 12 months immediately following the grant date. All vesting of the options will cease 90 days after the nonemployee Director ceases to serve on the Board. Options become exercisable in full immediately upon the occurrence of a change in control of the Company. A change in control of the Company would occur on the happening of such events as the beneficial ownership by a person or group of 30 percent or more of the outstanding Common Stock of the Company, certain changes in Board membership affecting a majority of positions, certain mergers or consolidations, a sale or other transfer of all or substantially all the Company’s assets, or approval by the stockholders of a plan of liquidation or dissolution of the Company, as well as any change in control required to be reported by the proxy disclosure rules of the Securities and Exchange Commission. Payment of the exercise price may be made in cash or by delivery of previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price.